Service Corporation International Announces Second Quarter 2018 Financial Results And Updates Guidance For 2018

- Conference call on Tuesday, July 31, 2018, at 8:00 a.m. Central Time.

HOUSTON, July 30, 2018 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced results for the second quarter of 2018. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$796.1	$773.2	$1,590.6	$1,551.0
Operating income	$162.0	$143.9	$325.6	$283.8
Net income attributable to common stockholders	$103.2	$68.5	$185.2	$243.2
Diluted earnings per share	$0.55	$0.36	$0.98	$1.26
Earnings excluding special items(1)	$82.4	$67.5	$171.3	$140.5
Diluted earnings per share excluding special items(1)	$0.44	$0.35	$0.91	$0.73
Diluted weighted average shares outstanding	187.2	192.1	188.5	192.5
Net cash provided by operating activities	$103.9	$34.4	$315.4	$222.5
Net cash provided by operating activities excluding special items(1)	$103.9	$74.9	$309.8	$263.0

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share were $0.55 in the second quarter of 2018 compared to $0.36 in the second quarter of 2017. The second quarter of 2018 was positively impacted by a $6.9 million gain on divestitures coupled with favorable remeasurement of deferred taxes which resulted in a lower effective tax rate. Diluted earnings per share excluding special items were $0.44 in the second quarter of 2018 compared to $0.35 in the second quarter of 2017.  The nine cent increase in diluted earnings per share excluding special items was primarily driven by three cents of higher operating income after taking into account hurricane expenses, four cents primarily from a lower effective tax rate, and two cents from the impact of the revenue recognition accounting standard implemented January 1, 2018.
  Net cash provided by operating activities was $103.9 million in the second quarter of 2018 compared to $34.4 million in the second quarter of 2017. The second quarter of 2017 was negatively impacted by an IRS tax settlement payment and a pension settlement payment. Net cash provided by operating activities excluding special items was $103.9 million in the second quarter of 2018 compared to $74.9 million in the second quarter of 2017. This increase of $29.0 million was primarily due to a reduction in cash taxes compared to the prior year.
  During the second quarter, we returned $141.0 million to shareholders through a combination of share repurchases and dividends and deployed $140.5 million of capital to accretive acquisitions and the construction of new funeral homes. For the six months ended June 30, 2018, we returned $291.1 million to shareholders through a combination of share repurchases and dividends and deployed $179.1 million of capital to accretive acquisitions and the construction of new funeral homes.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the second quarter of 2018:

"We are pleased to report over 25% growth in both adjusted earnings per share and adjusted operating cash flow during the quarter. Increased cemetery and funeral revenue resulting from strong preneed sales production, effects of tax reform, and the impact of our share buybacks during the year were key to delivering these solid financial results. The resulting cash flows allowed us to deploy an impressive $281.5 million of capital towards acquisitions, new funeral home construction, dividends, and share repurchases. Based on our mid-year performance, we are confirming our adjusted earnings per share guidance, while raising our adjusted cash flow guidance range to $575 million to $615 million. I would like to thank our hardworking and dedicated team of over 23,000 professionals for their continued focus on delivering extraordinary service to our client families. As we move into the back half of the year we believe we are on track to grow our revenues by remaining relevant with the consumer, drive future market share by growing our preneed sales, continue to leverage our scale, and deploy capital to enhance shareholder value."

UPDATED OUTLOOK FOR 2018

Our outlook for diluted earnings per share from continuing operations excluding special items is anticipated to be in line with our expected long-term growth framework of 8%-12% after consideration of special items, expected positive impact from revenue recognition accounting changes, and tax reform. Our updated outlook for higher net cash provided by operating activities excluding special items reflects a $25 million decrease in anticipated cash taxes compared to our original expectations as a result of effective tax planning, bringing the expected total cash tax payments for the year to approximately $90 million. We are also increasing our 2018 capital improvements at existing facilities and cemetery development expenditures guidance by $10 million to $195 million primarily to reflect increased investments in our websites, sales production technology, and funeral homes as part of our strategy of remaining relevant with our consumers.

(In millions, except per share amounts)	Original 2018 Outlook	Revised 2018 Outlook
Diluted earnings per share excluding special items(1)	$1.72 to $1.90	$1.72 to $1.90
Net cash provided by operating activities excluding special items(1)	$540 to $600	$575 to $615
Capital improvements at existing facilities and cemetery development expenditures	Approximately $185	Approximately $195

(1)

Diluted earnings per share excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2018 excludes the following because this information is not currently available for 2018: Expenses net of insurance recoveries related to hurricanes, gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS payments and/or refunds, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

REVIEW OF RESULTS FOR SECOND QUARTER 2018

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Funeral:
Atneed revenue	$243.0	$249.1	$517.4	$520.9
Matured preneed revenue	146.0	138.3	311.3	290.1
Core revenue	389.0	387.4	828.7	811.0
Non-funeral home revenue	11.9	11.7	25.7	24.0
Recognized preneed revenue	33.9	30.2	66.4	62.2
Other revenue	33.8	29.6	62.2	60.4
Total revenue	$468.6	$458.9	$983.0	$957.6

Operating profit	$90.4	$92.1	$210.9	$204.7
Operating margin percentage	19.3%	20.1%	21.5%	21.4%

Funeral services performed	76,210	75,566	162,495	158,484
Average revenue per service	$5,260	$5,281	$5,258	$5,269

Cemetery:
Atneed property revenue	$22.1	$22.7	$45.2	$47.3
Atneed merchandise and service revenue	58.8	57.8	118.8	114.8
Total atneed revenue	80.9	80.5	164.0	162.1
Recognized preneed property revenue	143.2	134.9	252.1	249.0
Recognized preneed merchandise and service revenue	73.1	73.3	141.5	137.1
Total recognized preneed revenue	216.3	208.2	393.6	386.1
Core revenue	297.2	288.7	557.6	548.2
Other cemetery revenue	30.2	25.7	50.0	45.1
Total revenue	$327.4	$314.4	$607.6	$593.3

Operating profit	$97.7	$91.4	$173.0	$156.1
Operating margin percentage	29.8%	29.1%	28.5%	26.3%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended June 30, 2018 and 2017. We consider comparable operations to be those owned for the entire period beginning January 1, 2017 and ending June 30, 2018.

(Dollars in millions, except average revenue per service and average revenue per contract sold)	Three Months Ended June 30,
	2018	2017	Var	%
Comparable revenue:
Atneed revenue(1)	$237.0	$244.8	$(7.8)	(3.2)%
Matured preneed revenue(2)	144.0	136.9	7.1	5.2%
Core revenue(3)	381.0	381.7	(0.7)	(0.2)%
Non-funeral home revenue(4)	11.8	11.7	0.1	0.9%
Recognized preneed revenue(5)	33.7	30.2	3.5	11.6%
Other revenue(6)	33.5	29.5	4.0	13.6%
Total comparable revenue	$460.0	$453.1	$6.9	1.5%

Comparable operating profit	$90.0	$93.2	$(3.2)	(3.4)%
Comparable operating margin percentage	19.6%	20.6%	(1.0)%

Comparable services performed:
Atneed	41,041	41,867	(826)	(2.0)%
Matured preneed	23,390	22,930	460	2.0%
Total core	64,431	64,797	(366)	(0.6)%
Non-funeral home	9,547	9,669	(122)	(1.3)%
Total comparable funeral services performed	73,978	74,466	(488)	(0.7)%
Core cremation rate	48.0%	46.6%	1.4%
Total comparable cremation rate	54.6%	53.4%	1.2%

Comparable sales average revenue per service:
Atneed	$5,775	$5,847	$(72)	(1.2)%
Matured preneed	6,156	5,970	186	3.1%
Total core	5,913	5,891	22	0.4%
Non-funeral home	1,236	1,210	26	2.1%
Total comparable average revenue per service	$5,310	$5,283	$27	0.5%

Comparable preneed sales production:
Total preneed sales	$236.9	$213.1	$23.8	11.2%
Core contracts sold	31,381	28,183	3,198	11.3%
Non-funeral home contracts sold	18,581	17,644	937	5.3%
Core average revenue per contract sold	$6,004	$6,056	$(52)	(0.9)%
Non-funeral home average revenue per contract sold	$2,609	$2,402	$207	8.6%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)

Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes which have been delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract which were delivered or performed once death has occurred through our core funeral homes.
(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.
(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue increased by $6.9 million, or 1.5%, in the second quarter of 2018 compared to the same period of 2017 primarily from a $4.0 million increase in other revenue (primarily general agency revenue) and a $3.5 million increase in recognized preneed revenue.
  The $0.7 million core revenue decrease was primarily the result of a 0.6% decrease in core funeral services performed somewhat offset by a 0.4% increase in the core average revenue per service. Organic sales average growth, coupled with favorable trust income and currency impacts more than offset a 140 basis point increase in the core cremation mix.
  The $3.5 million increase in recognized preneed revenue is the result of higher non-funeral home sales production.
  The $4.0 million increase in other revenue is primarily due to higher general agency revenue resulting from an 11.2% increase in preneed funeral sales production.
  Comparable funeral operating profit decreased $3.2 million to $90.0 million and the operating margin percentage decreased 100 basis points to 19.6%. Our fixed costs in the funeral segment were higher by $8.7 million, or 3.4%, as expected wage increases for critical customer-facing employees and the timing of self-insured medical claims added to the increase. Additionally, we experienced higher selling costs associated with marketing and sales lead procurement that we believe is helping drive the increase in funeral preneed sales production.
  Comparable preneed funeral sales production increased $23.8 million, or 11.2%, in the second quarter of 2018 compared to 2017. We experienced double-digit growth in both our core and non-funeral home channels resulting from newly implemented sales technology and investments in new marketing campaigns.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended June 30, 2018 and 2017. We consider comparable operations to be those owned for the entire period beginning January 1, 2017 and ending June 30, 2018.

(Dollars in millions)	Three Months Ended June 30,
	2018	2017	Var	%
Comparable revenue:
Atneed property revenue	$21.9	$22.6	$(0.7)	(3.1)%
Atneed merchandise and service revenue	58.1	57.4	0.7	1.2%
Total atneed revenue (1)	80.0	80.0	—	—%
Recognized preneed property revenue	141.9	134.6	7.3	5.4%
Recognized preneed merchandise and service revenue	72.0	72.8	(0.8)	(1.1)%
Total recognized preneed revenue (2)	213.9	207.4	6.5	3.1%
Core revenue(3)	293.9	287.4	6.5	2.3%
Other revenue(4)	30.4	25.5	4.9	19.2%
Total comparable revenue	$324.3	$312.9	$11.4	3.6%

Comparable operating profit	$97.2	$91.6	$5.6	6.1%
Comparable operating margin percentage	30.0%	29.3%	0.7%

Comparable preneed and atneed sales production:
Property	$178.8	$173.2	$5.6	3.2%
Merchandise and services	144.5	141.1	3.4	2.4%
Discounts and other	(1.2)	(0.6)	(0.6)	(100.0)%
Preneed and atneed sales production	$322.1	$313.7	$8.4	2.7%

Recognition rate(5)	91.2%	91.6%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)	Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract which were delivered or performed as well as the related merchandise and service trust fund income.
(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.
(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.
(5)	Represents the ratio of current period core revenue stated as a percentage of current period preneed and atneed sales production.

  Total comparable cemetery revenue grew $11.4 million, or 3.6%, in the second quarter of 2018 when compared against the second quarter of 2017. The revenue growth over the prior year quarter is due to increased sales into existing developed property projects, the completion of cemetery property construction projects, and higher endowment care trust fund income.
  Comparable preneed cemetery sales production increased $8.4 million, or 3.6%, which was slightly ahead of our expectations based on a tough comparison in the prior year second quarter. The main drivers of this growth are 3.9% growth in preneed property production and 2.7% growth in preneed merchandise and services production.
  Comparable cemetery operating profit increased $5.6 million to $97.2 million and the operating margin percentage increased 70 basis points to 30.0%. The improvement was partially due to the increased revenue described above and a $4.7 million net benefit of deferring selling compensation under the new revenue recognition accounting standard. These increases were partially offset by investments in our marketing programs and search engine optimization that are leading to increased sales production, as well as higher labor costs due to permanent wage increases for certain of our critical customer-facing employees.

Other Financial Results

  General and administrative expenses decreased $9.2 million to $31.1 million in the second quarter of 2018. The prior year quarter included a pension termination charge of $1.1 million. Excluding this pension settlement, general and administrative expenses were favorable by $8.1 million primarily related to decreased expenses related to the Company's long-term and annual incentive compensation programs and unusually high legal expenses in the prior year.
  Hurricane expenses, net, reflects $1.9 million in expenses incurred through June 30, 2018 as we continue repairs at various locations caused by the 2017 hurricanes.
  Interest expense increased $2.4 million to $44.5 million in the second quarter of 2018 as we were impacted by higher interest rates on our floating rate debt as well as an increase in the overall balance of our total debt.
  The GAAP effective income tax rate for the second quarter of 2018 was 13.4%, down from the prior year second quarter expense of 32.5% for 2017. The decrease in the rate from the prior year is primarily due to tax reform. Our adjusted effective income tax rate was 26.7% in the second quarter of 2018 compared to 33.6% in the prior year second quarter, which was in line with our expectations after taking into account the effect of the 2017 tax reform.

Cash Flow and Capital Spending

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities, as reported	$103.9	$34.4	$315.4	$222.5
Pension settlement payment	—	6.3	—	6.3
IRS tax settlement	—	34.2	(5.6)	34.2
Net cash provided by operating activities excluding special items	$103.9	$74.9	$309.8	$263.0
Cash taxes included in net cash provided by operating activities excluding special items	$27.8	$64.3	$30.9	$83.3

Net cash provided by operating activities excluding special items increased $29.0 million to $103.9 million in the second quarter of 2018 from $74.9 million in the prior year quarter. This increase in operating cash flow was primarily due to a $36.5 million reduction in cash taxes paid. Approximately $10 million of the decrease in cash tax payments were a result of tax reform and the remaining reduction was due to effective tax planning strategies. Additionally, higher earnings in the quarter were essentially offset by negative working capital impacts due in part to the completion of cemetery construction projects. Revenue recognition of preneed cemetery property generally occurs upon construction completion, while cash is usually received from customers over a period of time.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Capital improvements at existing field locations and corporate	$30.4	$24.9	$56.6	$42.4
Development of cemetery property	19.7	15.9	34.9	33.0
Capital improvements at existing facilities and cemetery development expenditures	50.1	40.8	91.5	75.4
Growth capital expenditures/construction of new funeral home facilities	6.5	4.4	11.4	10.0
Total capital expenditures	$56.6	$45.2	$102.9	$85.4

Total capital expenditures increased as expected in the current quarter by $11.4 million primarily due to increases in infrastructure improvements within our facilities as a part of our strategy of remaining relevant with our customers, as well as increases in the development of cemetery property and new funeral home construction.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends and are shown without netting of certain fees. A summary of our consolidated trust fund returns for the three months ended June 30, 2018 is set forth below:

	Three Months	Six Months
Preneed funeral	1.5%	1.4%
Preneed cemetery	1.5%	1.5%
Cemetery perpetual care	0.9%	0.9%
Combined trust funds	1.3%	1.3%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended June 30,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$103.2	$0.55	$68.5	$0.36
Pre-tax reconciling items:
Gains on divestitures and impairment charges, net	(6.9)	(0.04)	(0.8)	(0.01)
Pension termination settlement	—	—	1.1	0.01
Tax reconciling items:
Tax expense from special items	2.2	0.02	—	—
Change in certain tax reserves and other (1)	(16.1)	(0.09)	(1.3)	(0.01)
Earnings excluding special items and diluted earnings per share excluding special items	$82.4	$0.44	$67.5	$0.35

Diluted weighted average shares outstanding (in thousands)		187,188		192,138

(In millions, except diluted EPS)	Six Months Ended June 30,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$185.2	$0.98	$243.2	$1.26
Pre-tax reconciling items:
Gains on divestitures and impairment charges, net	(7.3)	(0.04)	(5.7)	(0.03)
Losses on early extinguishment of debt	10.1	0.05	—	—
Pension termination settlements	—	—	12.8	0.07
Tax reconciling items:
Tax expense (benefit) from special items	0.6	—	(2.6)	(0.01)
Change in certain tax reserves and other (1)	(17.3)	(0.08)	(107.2)	(0.56)
Earnings excluding special items and diluted earnings per share excluding special items	$171.3	$0.91	$140.5	$0.73

Diluted weighted average shares outstanding (in thousands)		188,547		192,511

(1)

2018 is impacted by the remeasurement of deferred taxes resulting from a change in estimate related to the finalization of the 2017 tax return. 2017 is impacted by the settlement of IRS tax audits related to tax years 1999-2005. Please see our second quarter 2018 Form 10-Q filing for further details, which will be filed later today.

Conference Call and Webcast

We will host a conference call on Tuesday, July 31, 2018, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (888) 771-4371 or (847) 585-4405 with the passcode of 47253773. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through August 7, 2018 and can be accessed at (888) 843-7419 or (630) 652-3042 with the passcode of 47253773#. Additionally, a replay of the conference call will be available on our website for approximately one week.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in securities, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets decline, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, cash flows and/or profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks, therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  A failure of key information technology systems or processes could disrupt and adversely affect our business.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and our financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2017 Annual Report on Form 10-K and as updated in our Form 10-Q filings. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2018, we owned and operated 1,486 funeral homes and 480 cemeteries (of which 285 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
Revenue	$796,092	$773,242	$1,590,574	$1,550,952
Costs and expenses	(607,965)	(589,724)	(1,206,685)	(1,190,195)
Operating profit	188,127	183,518	383,889	360,757
General and administrative expenses	(31,136)	(40,369)	(65,920)	(82,652)
Gains on divestitures and impairment charges, net	6,865	753	7,347	5,688
Hurricane (expenses) recoveries, net	(1,902)	—	330	—
Operating income	161,954	143,902	325,646	283,793
Interest expense	(44,519)	(42,083)	(88,095)	(82,719)
Loss on early extinguishment of debt, net	—	—	(10,131)	—
Other income (expense), net	1,880	(301)	2,264	(1,030)
Income before income taxes	119,315	101,518	229,684	200,044
(Provision for) benefit from income taxes	(16,034)	(32,956)	(44,355)	43,267
Net income	103,281	68,562	185,329	243,311
Net income attributable to noncontrolling interests	(42)	(81)	(102)	(128)
Net income attributable to common stockholders	$103,239	$68,481	$185,227	$243,183
Basic earnings per share:
Net income attributable to common stockholders	$0.57	$0.37	$1.01	$1.29
Basic weighted average number of shares	182,637	187,597	183,877	187,927
Diluted earnings per share:
Net income attributable to common stockholders	$0.55	$0.36	$0.98	$1.26
Diluted weighted average number of shares	187,188	192,138	188,547	192,511
Dividends declared per share	$0.17	$0.15	$0.34	$0.28

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET

	June 30, 2018	December 31, 2017
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$164,460	$330,039
Receivables, net	92,494	90,304
Inventories	26,095	25,378
Other	25,894	35,575
Total current assets	308,943	481,296
Preneed receivables, net and trust investments	4,454,346	4,778,842
Cemetery property	1,826,448	1,791,989
Property and equipment, net	1,915,408	1,873,044
Goodwill	1,850,972	1,805,981
Deferred charges and other assets	941,261	601,184
Cemetery perpetual care trust investments	1,562,659	1,532,167
Total assets	$12,860,037	$12,864,503

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$443,153	$489,172
Current maturities of long-term debt	95,623	337,337
Income taxes payable	15,107	2,470
Total current liabilities	553,883	828,979
Long-term debt	3,493,669	3,135,316
Deferred revenue, net	1,426,757	1,789,776
Deferred tax liability	367,036	283,765
Other liabilities	390,574	410,982
Deferred receipts held in trust	3,594,222	3,475,430
Care trusts' corpus	1,557,499	1,530,818
Commitments and contingencies
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 192,625,361 and 191,935,647 shares issued, respectively, and 181,237,989 and 186,614,747 shares outstanding, respectively	181,238	186,615
Capital in excess of par value	954,128	970,468
Retained earnings	314,669	210,364
Accumulated other comprehensive income	26,217	41,943
Total common stockholders' equity	1,476,252	1,409,390
Noncontrolling interests	145	47
Total equity	1,476,397	1,409,437
Total liabilities and equity	$12,860,037	$12,864,503

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands, except share amounts)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$185,329	$243,311
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	10,131	—
Depreciation and amortization	78,069	75,455
Amortization of intangibles	13,645	14,051
Amortization of cemetery property	29,813	30,596
Amortization of loan costs	3,017	2,881
Provision for doubtful accounts	4,494	4,544
Provision for (benefit from) deferred income taxes	22,011	(153,112)
Gains on divestitures and impairment charges, net	(7,347)	(5,688)
Gain on sale of investments	(2,636)	—
Share-based compensation	7,544	7,645
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	965	20,441
Increase in other assets	(10,635)	(7,815)
(Decrease) increase in payables and other liabilities	(37,817)	14,815
Effect of preneed sales production and maturities:
Increase in preneed receivables, net and trust investments	(23,494)	(64,860)
Increase in deferred revenue, net	56,342	36,345
(Decrease) increase in deferred receipts held in trust	(14,055)	3,880
Net cash provided by operating activities	315,376	222,489
Cash flows from investing activities:
Capital expenditures	(102,890)	(85,324)
Acquisitions, net of cash acquired	(167,622)	(46,373)
Proceeds from divestitures and sales of property and equipment	18,305	25,329
Proceeds from sale of investments	2,900	—
Payments for Company-owned life insurance policies	(11,733)	(3,180)
Proceeds from Company-owned life insurance policies	2,810	2,591
Purchase of land and other	(14,525)	175
Net cash used in investing activities	(272,755)	(106,782)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	370,000	110,000
Scheduled payments of debt	(8,631)	(17,570)
Early payments of debt	(259,590)	—
Principal payments on capital leases	(19,270)	(30,419)
Proceeds from exercise of stock options	7,302	20,601
Purchase of Company common stock	(228,866)	(120,064)
Payments of dividends	(62,241)	(52,529)
Purchase of noncontrolling interest	—	(4,580)
Bank overdrafts and other	(8,820)	(2,065)
Net cash used in financing activities	(210,116)	(96,626)
Effect of foreign currency on cash, cash equivalents, and restricted cash	(2,133)	4,072
Net (decrease) increase in cash, cash equivalents, and restricted cash	(169,628)	23,153
Cash, cash equivalents, and restricted cash at beginning of period	340,601	211,506
Cash, cash equivalents, and restricted cash at end of period	$170,973	$234,659